N E W S
    R E L E A S E FROM: WAUSAU.MOSINEE PAPER CORPORATION
                        CORPORATE OFFICE
                        1244 KRONENWETTER DRIVE
                        MOSINEE, WISCONSIN  54455-9099

                        PHONE:   715/693-4470
                        FAX:     715/692-2082

                        FOR ADDITIONAL INFORMATION CONTACT:
                                          Gary P. Peterson

                   WAUSAU.MOSINEE EXPECTS FIRST QUARTER
                     EARNINGS TO BE BELOW CONSENSUS

 Mosinee, WI<ellipsis>March 28, 2001<ellipsis>Wausau.Mosinee Paper Corporation (NYSE:WMO) today announced that it expects to report first quarter 2001 earnings modestly below the current analyst consensus of a loss of $.02 per share.

 The major factors negatively affecting first quarter results include weak demand and high energy costs, with the growing economic slowdown impacting the Company's printing and writing and specialty paper businesses.

 Because of these factors, the company anticipates first quarter earnings will be a loss in the range of $.05 to $.07 per share before charges or credits for stock incentive programs.

 Wausau.Mosinee's President and Chief Executive Officer, Thomas J. Howatt, stated, "With the exception of our tissue segment, weak market conditions have substantially impacted volume, dictating market-related downtime at select mills to control inventories. While we are faced with difficult economic conditions, pulp and energy costs are trending favorably for us, and our internal initiatives to improve operating efficiencies, reduce costs and control working capital are paying dividends."

 Wausau.Mosinee Paper Corporation is a major producer of fine printing and writing papers and technical specialty papers. The company also produces and markets "away-from-home" towel and tissue products.

 Safe Harbor under the Private Securities Litigation Reform Act of 1995:
 Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties including, but not limited to, changes in raw material prices, manufacturing problems at company facilities, and other risks and assumptions described in Item 1 of the company's Form 10-K for the year ended December 31, 1999. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.